Filed Pursuant to Rule 424(b)(4)
Registration No. 333-115247

PROSPECTUS SUPPLEMENT

To Prospectus dated June 2, 2004
and supplemented by the
Prospectus Supplements,
dated June 8, 2004, June 15, 2004, June 17, 2004, June 21, 2004, July 12, 2004 and August 3, 2004

of

FINDWHAT.COM

PS Capital Ventures LP (“PS Capital”) sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

•	2,983 shares on August 17, 2004 at an average price of $13.62 per share.

This sale was effected by Bear Stearns & Co. Inc. (“Bear Stearns”), as agent. Bear Stearns received a commission of $541.07 in connection with the sales. Immediately following this sale, PS Capital beneficially owned 3,646 shares of our common stock.

On August 17, 2004, the closing price per share of our common stock on the Nasdaq National Market was $14.02.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 18, 2004.